Jack Henry & Associates, Inc.	Analyst & IR Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES THIRD QUARTER FISCAL 2014
ENDS WITH 7% INCREASE IN REVENUE

Monett, MO, April 30, 2014 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced third quarter fiscal 2014 results with a 7% increase in revenue, an increase of 9% in gross profit and a 2% increase in net income over the third quarter of fiscal 2013. For the first nine months of fiscal 2014, revenue increased 8%, with an increase of 9% in gross profit, and an increase of 17% in net income compared to last year.
For the quarter ended March 31, 2014, the company generated total revenue of $300.9 million compared to $281.5 million in the same quarter a year ago. Gross profit increased to $124.5 million from $114.6 million in the third quarter of last fiscal year. Net income in the current quarter was $46.8 million, or $0.55 per diluted share, compared to $46.0 million, or $0.53 per diluted share in the same quarter a year ago.
For the nine months ended March 31, 2014, total revenue of $899.1 million was generated compared to $831.2 million in the first nine months of fiscal 2013. Gross profit increased to $386.1 million compared to $352.8 million during the same period last fiscal year. Net income for the nine months of fiscal 2014 totaled $150.5 million, or $1.76 per diluted share, compared to $129.0 million, or $1.49 per diluted share for the same nine months in fiscal 2013.
According to Jack Prim, CEO, “We delivered solid results on several fronts in the quarter including continued strong organic revenue growth with gross and operating margins both up slightly compared to a year ago.  We continued to have good sales performances across all brands as evidenced by the increased backlog compared to a year ago.  I want to thank all of our associates for continuing to work hard and smart to allow us to show these types of results."
Operating Results
“We continue on our record setting pace for the fiscal year. In the quarter and year to date periods ended March 31, 2014, we had record revenue, gross profit and operating income compared to any respective periods in our history. Support and Services revenue continues to lead the growth, which this line grew organically 8% for the quarter and 9% year to date, compared to the prior year periods,” stated Tony Wormington, President. “With my upcoming retirement effective June 30th, I would like to thank all of our associates for taking care of our customers and partners both in the past and going forward; and also thank our shareholders for having faith in us to provide a return on your continued investment in this great company.”
License revenue for the third quarter decreased to $15.3 million, or 5% of third quarter total revenue, from $16.7 million, or 6% of third quarter total revenue a year ago. All components of support and service revenue grew in the quarter compared to the prior year and increased 8% to $270.9 million, or 90% of total revenue in the third quarter of fiscal 2014 from $250.4 million, or 89% of total revenue for the same period a year ago. Hardware sales in the third quarter of fiscal 2014 increased 2% to $14.7 million, from $14.4 million in the third quarter of last fiscal year. Hardware revenue was 5% of total revenue in both periods.
For the nine months ended March 31, 2014, license revenue decreased 7% to $39.9 million from $42.8 million a year ago. License revenue was 5% of total revenue last year, dropping to 4% in the current fiscal year. There was growth in all components of support and service revenue in the first nine months of fiscal 2014 resulting in a 9% increase in support and service revenue, which expanded to $814.8 million in the first nine months of fiscal 2014 from $745.3 million for the same period a year ago. Support and service as a percentage of total revenue increased to 91% of fiscal 2014 year-to-date revenue from 90% last year. Hardware sales in the first nine months of fiscal 2014 increased 3% to $44.4 million, or 5% of total revenue, from $43.2 million, or 5% of total revenue, in the same period last year.
Cost of sales for the third quarter increased 6% to $176.4 million from $167.0 million in the third quarter of fiscal 2013. Gross profit increased 9% to $124.5 million for the third quarter this fiscal year from $114.6 million last year. Gross margin was 41% in both periods.
Cost of sales for the nine months ended March 31, 2014 increased 7%, to $513.0 million from $478.5 million for the period ended March 31, 2013. Gross profit for the first nine months of fiscal 2014 increased 9% to $386.1 million compared to $352.8 million last year. Gross margin was 43% for the nine months ended March 31, 2014 compared to 42% for the same period last year.
Gross margin on license revenue was 92% for the third quarter of both fiscal 2014 and fiscal 2013. Gross margin on license was 91% for both nine months ended March 31, 2014 and March 31, 2013.
Support and service gross margin was 39% in the third quarter of fiscal 2014, increasing from 38% in the third quarter of fiscal 2013. The support and service gross margin was 41% for both nine month periods ending March 31, 2014 and March 31, 2013.

JKHY Third Quarter Revenue Increases 7%
April 30, 2014

Hardware gross margins decreased for the third quarter to 25% from 27% for the same quarter last year. Year-to-date hardware gross margins also decreased from 27% in the nine months ended March 31, 2013 to 26% for the nine months ended March 31, 2014.
Operating expenses increased 9% in the third quarter of fiscal 2014 compared to the same quarter a year ago primarily due to increased headcount and related salaries. Selling and marketing expenses increased 5% in the current year third quarter to $22.0 million, or 7% of total revenue, from $20.9 million, or 7% of prior year third quarter revenue. Research and development expenses increased 9% to $17.5 million, or 6% of total revenue, from $16.0 million, or 6% of total revenue, for the third quarter in fiscal 2013. General and administrative costs increased 14% in the current year third quarter to $13.6 million, or 5% of total revenue, from $12.0 million, or 4% of total revenue, in the third quarter of fiscal 2013.
For the nine months ended March 31, 2014, operating expenses decreased 4% to $153.9 million, compared to $160.1 million for the same period a year ago. Selling and marketing expenses increased 6% in the nine months ended March 31, 2014 to $64.6 million from $61.1 million in the prior year, and remained at 7% of total revenue for both fiscal years. Research and development expenses increased 6% to $49.3 million, or 5% of total revenue, for fiscal 2014 year to date, from $46.3 million, or 6% of total revenue, last year. General and administrative costs decreased 24% to $40.0 million in the first nine months of fiscal year 2014, from $52.7 million for the same period a year ago, and also decreased to 4% of total revenue in fiscal 2014 from 6% in fiscal 2013. The decrease in general and administrative costs is primarily due to the prior year expenses related to the flooding at our Lyndhurst, New Jersey item processing center.
Operating income increased 9% to $71.4 million, or 24% of third quarter revenue, compared to $65.7 million, or 23% of revenue in the third quarter of fiscal 2013. Provision for income taxes increased 30% in the current third quarter compared to the same quarter in fiscal 2013 and is 34.3% of income before income taxes this quarter compared to 29.0% of income before income taxes for the same period in fiscal 2013. Second quarter net income totaled $46.8 million, or $0.55 per diluted share, compared to $46.0 million, or $0.53 per diluted share in the third quarter of fiscal 2013.
Operating income increased 21% to $232.2 million for the first nine months of fiscal 2014 compared to $192.7 million for the same period a year ago. Year to date operating income was 26% of total revenue in fiscal 2014 compared to 23% in the prior fiscal year. Provision for income taxes as a percentage of income before income taxes increased to 35.0% year to date in fiscal 2014 from 31.9% year to date in fiscal 2013. Net income for the nine month period totaled $150.5 million for fiscal 2014, or $1.76 per diluted share, compared to $129.0 million, or $1.49 per diluted share, for fiscal 2013.
According to Kevin Williams, CFO, "our effective tax rate in the provision for income taxes increase for the quarter was due primarily to the Research and Experimentation Credit (“R&E Credit”), being signed into law during the third fiscal quarter last year, which was a retroactive extension for the previous calendar year and resulted in five quarters of credit being recorded in this quarter a year ago; compounded by the credit expiring again on December 31, 2013. The increase in the provision for the first nine months is due to this and the release of other previously unrecognized tax benefits in the first half of last fiscal year."
For the third quarter of fiscal 2014, the bank systems and services segment revenue increased 6% to $226.3 million from $213.0 million in the same quarter last year. Gross margin was 40% in both the current and prior year fiscal quarters. The credit union systems and services segment revenue increased 9% to $74.7 million with a gross margin of 44% for the third quarter of 2014 from $68.6 million and a gross margin of 42% in the same period a year ago.
For the nine months ended March 31, 2014, the bank systems and services segment revenue increased 9% to $677.2 million from $623.5 million with a gross margin of 42% for both the current and prior year periods. The credit union systems and services segment revenue increased 7% to $222.0 million for the first nine months of fiscal 2014 from $207.7 million in the same period a year ago, with gross margin increasing to 45% in the current year, compared to 44% for the same nine month period last year.
Balance Sheet, Cash Flow, and Backlog Review
At March 31, 2014, cash and cash equivalents decreased to $52.2 million from $182.1 million at March 31, 2013. Trade receivables increased to $140.0 million from $126.8 million a year ago. Current and long term debt decreased from $132.6 million a year ago to $15.5 million at March 31, 2014 primarily due to the full repayment on the term loan in the fourth quarter of fiscal 2013. Deferred revenue increased to $153.7 million at March 31, 2014, compared to $142.9 million a year ago. Stockholders' equity increased 3% to $1,114.5 million at March 31, 2014, compared to $1,079.8 million a year ago.
Backlog increased 11% at March 31, 2014 to $510.7 million ($121.4 million in-house and $389.3 million outsourcing) from $460.0 million ($100.5 million in-house and $359.5 million outsourcing) at March 31, 2013. Backlog increased 1% from December 31, 2013, which was $503.8 million ($122.3 million in-house and $381.5 million outsourcing).
Cash provided by operations totaled $161.4 million in the current year compared to $152.4 million last year. The following table summarizes net cash (in thousands) from operating activities:

JKHY Third Quarter Revenue Increases 7%
April 30, 2014

	Nine Months Ended March 31,
	2014	2013
Net income	$150,527	$128,976
Non-cash expenses	87,621	88,219
Change in receivables	91,529	91,735
Change in deferred revenue	(151,331)	(153,055)
Change in other assets and liabilities	(16,910)	(3,450)
Net cash provided by operating activities	$161,436	$152,425
Cash used in investing activities for fiscal 2014 of $106.1 million included $27.9 million of payments for the acquisition of Banno, capital expenditures of $27.7 million, capitalized software development of $44.5 million, and $11.4 million for internal use software, partially offset by $5.4 million proceeds received primarily from sale of aircraft. Cash used in investing activities for fiscal 2013 was $66.0 million included capital expenditure on facilities and equipment of $28.4 million and $37.9 million for the development of software.
During fiscal 2014, net cash used in financing activities for the current fiscal year is $131.0 million and includes $63.0 million for the purchase of treasury shares, payment of dividends of $52.8 million, repayments on our credit facilities of $15.6 million. Net cash used in financing activities for the prior fiscal year was $61.7 million and includes payment of dividends of $31.0 million, repayments on our credit facilities of $23.3 million and purchases of treasury shares totaling $15.8 million. Cash used in financing activities was partially offset by net proceeds of $8.5 million from the exercise of stock options, the sale of common stock and excess tax benefits from stock option exercises.
About Jack Henry & Associates
Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of computer systems and electronic payment solutions primarily for financial services organizations. Its technology solutions serve more than 11,300 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking™ supports banks ranging from community to mid-tier institutions with information processing solutions. Symitar™ is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs.  Additional information is available at www.jackhenry.com. The company will hold a conference call on May 1, 2014; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.
Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

JKHY Third Quarter Revenue Increases 7%
April 30, 2014

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended March 31,		% Change	Nine Months Ended March 31,		% Change
	2014	2013		2014	2013
REVENUE
License	$15,267	$16,681	(8)%	$39,938	$42,755	(7)%
Support and service	270,931	250,415	8%	814,751	745,310	9%
Hardware	14,731	14,447	2%	44,425	43,173	3%
Total	300,929	281,543	7%	899,114	831,238	8%
COST OF SALES
Cost of license	1,167	1,360	(14)%	3,526	3,689	(4)%
Cost of support and service	164,223	155,012	6%	476,700	443,113	8%
Cost of hardware	11,008	10,581	4%	32,816	31,681	4%
Total	176,398	166,953	6%	513,042	478,483	7%
GROSS PROFIT	124,531	114,590	9%	386,072	352,755	9%
Gross Profit Margin	41%	41%		43%	42%
OPERATING EXPENSES
Selling and marketing	22,034	20,935	5%	64,562	61,061	6%
Research and development	17,486	15,996	9%	49,300	46,333	6%
General and administrative	13,629	11,950	14%	40,011	52,709	(24)%
Total	53,149	48,881	9%	153,873	160,103	(4)%
OPERATING INCOME	71,382	65,709	9%	232,199	192,652	21%
INTEREST INCOME (EXPENSE)
Interest income	84	133	(37)%	344	511	(33)%
Interest expense	(262)	(1,034)	(75)%	(808)	(3,636)	(78)%
Total	(178)	(901)	(80)%	(464)	(3,125)	(85)%
INCOME BEFORE INCOME TAXES	71,204	64,808	10%	231,735	189,527	22%
PROVISION FOR INCOME TAXES	24,447	18,812	30%	81,208	60,551	34%
NET INCOME	$46,757	$45,996	2%	$150,527	$128,976	17%
Diluted net income per share	$0.55	$0.53		$1.76	$1.49
Diluted weighted average shares outstanding	85,467	86,705		85,769	86,650

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)				March 31,		% Change
				2014	2013
Cash and cash equivalents				$52,244	$182,051	(71)%
Receivables				140,010	126,820	10%
Total assets				1,514,472	1,563,440	(3)%

Accounts payable and accrued expenses				$65,235	$66,514	(2)%
Current and long term debt				15,454	132,636	(88)%
Deferred revenue				153,740	142,944	8%
Stockholders' Equity				1,114,540	1,079,840	3%